SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549


                              FORM 8-K


                            CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934

                            November 30, 1998
                             Date of Report
                    (Date of earliest event reported)


                         FLEMING COMPANIES, INC.
      (Exact name of registrant as specified in its charter)


          Oklahoma                 1-8140           48-0222760
    (State or other juris-        (Commission    (IRS Employer
   diction of incorporation)      File Number)  Identification)


                    6301 Waterford Boulevard, Box 26647
                      Oklahoma City, Oklahoma   73126
                   (Address of Principal Executive Offices)


                              (405) 840-7200
                         Registrant's telephone number,
                            including area code

Item 5.      Other Events.

On November 30, 1998, Fleming issued the following press release:

               FLEMING BOARD ELECTS MARK S. HANSEN
                       AS CHAIRMAN AND CEO
Former chief executive of Sam's Club to take the helm immediately


          Oklahoma City, OK, Nov. 30, 1998   Fleming (FLM: NYSE)
announced today that Mark S. Hansen, former president and chief executive officer of Sam's Club, has been elected as chairman of the board of directors and chief executive officer of Fleming, effective immediately. With nearly three decades in the food retailing and distribution business, Hansen was chosen to lead Fleming given his proven track record in achieving sales and earnings growth.

          Said Fleming Interim Chairman Edward C. Joullian III
who headed the search committee   "With Mark's appointment, we
have found just the leader to restore Fleming's position in our industry. He has been a customer-oriented executive with a history of marketing and operating achievements for several of today's most aggressive, innovative and successful retailers. Mark's most recent accomplishments include repositioning the club format as a domestic growth vehicle for Wal-Mart. His move to Fleming marks a major win for our customers, the company and our shareholders."

          Hansen stated, "The board's decision represents a milestone in my career and will afford me the opportunity to play a leadership role in implementing Fleming's strategic plan to reshape the company. As Fleming's chairman and chief executive officer, my primary objectives are to support the success of our customers and to improve Fleming's competitive position and long-term earnings potential."

          With the announcement of Hansen, Edward Joullian will relinquish his title as interim chairman, for which he has served the last four months, but will remain on the board. Fleming's executive management team will report to Hansen.

          Hansen   in less than two years   led an aggressive
campaign to improve the performance of Sam's Club, a division of the Bentonville, AR-based Wal-Mart Stores, Inc. While at Sam's Club, Hansen was credited with improving growth in sales and income dramatically while implementing a comprehensive expense reduction program.

          Before joining Wal-Mart, Hansen served as president and chief executive officer of Phoenix, AZ-based PetsMart, one of the leading retailers of pet food, pet supplies and related services. Under Hansen's command from 1989 to 1997, PetsMart's revenue grew from $25 million to $2 billion. Additionally, the number of stores increased from 12 to 350.

          Hansen's list of accomplishments in the food retailing industry also include management positions with both Arlington
Heights, IL-based Federated Foods, Inc. and Chicago-based Jewel
Companies, Inc.

          At Federated Foods, one of the nation's leading private label, perishables and logistics service providers, he doubled sales volume while serving as executive vice president and chief operating officer from 1984 to 1989. While at Jewel Companies from 1979 to 1984, Hansen repositioned the diversified food and drug store retailer's pharmacy marketing program, dramatically accelerating its market share growth. Hansen also held merchandising, marketing and procurement positions from 1972 to 1979 with Great Atlantic & Pacific Tea Company and National Tea Company. His first job was working for an independent grocer during college.

          Oklahoma City-based Fleming is one of the leading food
marketing and distribution companies, serving approximately 3,000
supermarkets   including 280 company-owned stores   across its
42-state service area, and employing 39,000 associates.

          This release includes statements that (a) predict or forecast future events or results, (b) depend on future events for their accuracy, or (c) embody assumptions, which may prove to have been inaccurate. These forward-looking statements and the company's business and prospects are subject to a number of factors which could cause actual results to differ materially, including: adverse effects of the changing industry environment and increased competition; continuing sales declines and loss of customers; exposure to litigation and other contingent losses; the results of the company's strategic planning process; failure of the company to achieve necessary cost savings; failure to develop and implement year-2000 system solutions; and negative effects of the company's substantial indebtedness and the limitations imposed by restrictive covenants contained in the company's debt instruments. These and other factors are described in the company's periodic reports available from the Securities and Exchange Commission, including the company's 1997 Form 10-K and subsequent quarter Form 10-Qs.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FLEMING COMPANIES, INC.

                                        KEVIN TWOMEY
                                        Kevin Twomey
                                        Vice President-Controller
Date:  December 1, 1998